Exhibit 99.1

MODUSLINK REPORTS 2015 FOURTH QUARTER AND FISCAL YEAR FINANCIAL RESULTS

WALTHAM, Mass.— October 15, 2015—ModusLink Global Solutions™, Inc. (the “Company”) (NASDAQ: MLNK), on October 14, 2015, reported financial results for its fourth quarter and fiscal year ended July 31, 2015. Results for the three and twelve month periods ended July 31, 2015 are summarized in the following paragraphs. For a full discussion of the results, please see the Company’s annual report on Form 10-K, which can be accessed through www.moduslink.com.

Fourth Quarter Financial Summary

•	Net revenue of $119.7 million for the three months ended July 31, 2015, as compared to $164.7 million in the same period in the prior year.

•	Gross margin of 8.4% for the three months ended July 31, 2015, as compared to 8.8% in the same period in the prior year.

•	SG&A expenses of $15.1 million for the three months ended July 31, 2015, compared to $17.2 million in the same period in the prior year.

•	Operating loss of $8.6 million for the three months ended July 31, 2015, compared to operating loss of $4.2 million in the same period in the prior year.

•	Negative adjusted EBITDA of $3.3 million for the three months ended July 31, 2015, compared to adjusted EBITDA of $2.1 million in the same period in the prior year.

•	Net loss of $5.0 million, or $0.10 per basic and diluted share, for the three months ended July 31, 2015, compared with net loss of $8.5 million, or $0.16 per basic and diluted share, in the same period in the prior year.

Fiscal Year 2015 Financial Summary

•	Net revenue of $561.7 million for the twelve months ended July 31, 2015, as compared to $723.4 million in the same period in the prior year.

•	Gross margin of 9.7% for the twelve months ended July 31, 2015, as compared to 10.3% in the same period in the prior year.

•	SG&A expenses of $59.7 million for the twelve months ended July 31, 2015, as compared to $72.0 million in the same period in the prior year.

•	Operating loss of $14.3 million for the twelve months ended July 31, 2015, compared to operating loss of $5.4 million in the same period in the prior year.

•	Adjusted EBITDA of $8.0 million for the twelve months ended July 31, 2015, compared to adjusted EBITDA of $23.0 million in the same period in the prior year.

•	Net loss of $18.4 million, or $0.35 per basic and diluted share, for the twelve months ended July 31, 2015, compared with net loss of $16.3 million, or $0.32 per basic and diluted share, in the same period in the prior year.

The decrease in net revenue, gross margin, operating income and adjusted EBITDA, for the three and twelve months ended July 31, 2015, was primarily driven by the lower volumes from two computing market clients and an aftermarket services program related to the repair and refurbishment of mobile devices. The lower revenue from the computing market clients affected results in the Americas, Asia and Europe. The lower revenue from the aftermarket services program affected results in the Americas.

For the three months ended July 31, 2015, negative adjusted EBITDA was $3.3 million compared to adjusted EBITDA of $2.1 million for the same period in fiscal 2014. For the twelve months ended July 31, 2015, adjusted EBITDA was $8.0 million compared to $23.0 million for the same period in fiscal 2014. EBITDA represents earnings before interest, income tax expense, depreciation and amortization, and adjusted EBITDA represents EBITDA excluding certain items. Please refer to the non-GAAP information and table reconciling the Company’s adjusted EBITDA to its GAAP net loss below.

In addition to an acquisition that would enhance our existing comprehensive supply chain logistics services business, we are interested in acquiring (including but not limited to) an industrial, defense or electronics related business (or businesses) with at least $25 million of adjusted EBITDA. Preferred opportunities would have several of the following attributes: (a) existing (or have the potential to achieve a) sustainable competitive advantage, (b) value creation opportunities through operational improvement, (c) a track record of, or future potential for, high return on invested capital (d) strong free cash flows, (e) demonstrated consistent earnings power, (f) strong brand and/or customer value proposition, and (g) a strong management team. We would also consider special situations such as a business with significant U.S. income (e.g. royalty/licensing portfolios, structured equity, etc.), portfolios of businesses, solving owners’ monetization, exit or liquidity needs/challenges, situations requiring creativity and flexibility to solve either transaction structuring challenges or specific business issues (e.g. litigation, environmental liability, etc.), and businesses challenged with patent expirations, run-off income, declining segments, or similar situations.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK), through its wholly-owned subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (together “ModusLink”), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. ModusLink’s operations are supported by more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Non-GAAP Information

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses adjusted EBITDA, a non-GAAP financial measure, to assess its performance. EBITDA represents earnings before interest, income tax expense, depreciation and amortization. We define adjusted EBITDA as EBITDA excluding the effects of SEC inquiry and financial restatement costs, SEC penalties on resolution, strategic consulting and other related professional fees, executive severance and employee retention, restructuring, share-based compensation, impairment of goodwill and long-lived assets, unrealized foreign exchange losses, net, other non-operating losses, net, (Gains) losses, and equity in losses, of affiliates and impairments and income from discontinued operations.

We believe that providing adjusted EBITDA to investors is useful, as this measure provides important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

A table reconciling the Company’s EBITDA and adjusted EBITDA to its GAAP net loss is included in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize it’s net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. The Company does not undertake any obligations to update forward-looking statements made by it.

Contact:

Mary Conway

781-663-5012

ir@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	July 31, 2015	July 31, 2014
Assets:
Cash and cash equivalents	$119,431	$183,515
Trading securities	78,716	22,793
Accounts receivable, net	131,216	123,948
Inventories	48,740	65,269
Funds held for clients	21,807	—
Prepaid and other current assets	13,732	10,243

Total current assets	413,642	405,768

Property and equipment, net	22,736	25,126
Investments in affiliates	—	7,172
Goodwill	—	3,058
Other intangible assets, net	—	667
Other assets	10,124	9,855

Total assets	$446,502	$451,646

Liabilities:
Accounts payable	$120,118	$105,045
Accrued restructuring	1,528	2,246
Accrued expenses	38,970	39,544
Other current liabilities	50,737	51,759

Total current liabilities	211,353	198,594

Long-term portion of accrued restructuring	—	39
Notes payable	77,864	73,391
Other long-term liabilities	12,684	8,004

Total liabilities	301,901	280,028

Stockholders’ equity:	144,601	171,618

Total liabilities and stockholders’ equity	$446,502	$451,646

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	(unaudited)
	Three Months Ended July 31,			Twelve Months Ended July 31,
	2015	2014	Fav (Unfav)	2015	2014	Fav (Unfav)
Net revenue	$119,685	$164,700	(27.3%)	$561,673	$723,400	(22.4%)
Cost of revenue	109,644	150,249	27.0%	507,188	648,675	21.8%

Gross profit	10,041	14,451	(30.5%)	54,485	74,725	(27.1%)

	8.4%	8.8%	(0.4%)	9.7%	10.3%	(0.6%)
Operating expenses:
Selling, general and administrative	15,067	17,233	12.6%	59,667	72,020	17.2%
Amortization of intangible assets	—	268		667	1,097	39.2%
Impairment of goodwill and long-lived assets	3,360	—		3,360	500	(572.0%)
Restructuring, net	194	1,117	82.6%	5,130	6,557	21.8%

Total operating expenses	18,621	18,618	(0.0%)	68,824	80,174	14.2%

Operating loss	(8,580)	(4,167)	(105.9%)	(14,339)	(5,449)	(163.1%)
Other expense, net	3,474	(2,226)	256.1%	(2,015)	(6,097)	67.0%

Loss from continuing operations before taxes	(5,106)	(6,393)	20.1%	(16,354)	(11,546)	(41.6%)
Income tax (benefit) expense	(117)	2,092	105.6%	2,283	4,682	51.2%
(Gains) losses, and equity in losses, of affiliates, net of tax	—	—		(208)	134	255.2%

Loss from continuing operations	(4,989)	(8,485)	41.2%	(18,429)	(16,362)	(12.6%)
Discontinued operations, net of income taxes:
Income from discontinued operations	—	—		—	80

Net loss	$(4,989)	$(8,485)	41.2%	$(18,429)	$(16,282)	(13.2%)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.10)	$(0.16)		$(0.35)	$(0.32)
Income from discontinued operations	—	—		—	—

Net loss	$(0.10)	$(0.16)		$(0.35)	$(0.32)

Weighted average common shares used in:
Basic and diluted earnings per share	51,729	51,582		51,940	51,582

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

	(unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2015	2014	2015	2014

Net revenue:
Americas	$33,157	$69,235	$200,929	$299,026
Asia	39,732	42,285	163,262	176,592
Europe	34,841	43,760	160,602	209,550
e-Business	11,955	9,420	36,880	38,232

Total net revenue	$119,685	$164,700	$561,673	$723,400

Operating income (loss):
Americas	$(3,115)	$1,152	$(4,407)	$9,456
Asia	1,078	3,334	10,003	17,335
Europe	(1,449)	(3,385)	(6,479)	(12,319)
e-Business	(2,877)	(347)	(2,367)	(249)

Total segment operating income (loss)	(6,363)	754	(3,250)	14,223
Corporate-level activity	(2,217)	(4,921)	(11,089)	(19,672)

Total operating loss	$(8,580)	$(4,167)	$(14,339)	$(5,449)

ModusLink Global Solutions, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(in thousands)

	(unaudited)		(unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2015	2014	2015	2014
Net loss to Adjusted EBITDA[1]

Net loss	$(4,989)	$(8,485)	$(18,429)	$(16,282)
Interest income	(227)	(56)	(893)	(382)
Interest expense	2,719	2,548	10,618	5,009
Income tax expense	(117)	2,092	2,283	4,682
Depreciation	2,036	2,981	8,668	13,179
Amortization of intangible assets	—	268	667	1,097

EBITDA	(578)	(652)	2,914	7,303

SEC inquiry and financial restatement costs	353	589	489	3,909
SEC penalties on resolution	100	—	1,600	—
Strategic consulting and other related professional fees	9	878	678	963
Executive severance and employee retention	—	—	—	1,080
Restructuring	194	1,117	5,130	6,557
Share-based compensation	460	591	1,757	2,254
Impairment of goodwill and long-lived assets	3,360	—	3,360	500
Unrealized foreign exchange losses, net	(681)	(337)	(1,585)	(660)
Other non-operating losses, net	(8,794)	(39)	(13,439)	(430)
(Gains) losses, and equity in losses, of affiliates and impairments	2,278	—	7,087	1,554
Income from discontinued operations	—	—	—	(80)

Adjusted EBITDA	$(3,299)	$2,147	$7,991	$22,950

[1]	The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and financial restatement costs, SEC penalties on resolution, strategic consulting and other related professional fees, executive severance and employee retention, restructuring, share-based compensation, impairment of goodwill and long-lived assets, unrealized foreign exchange losses, net, other non-operating losses, net, (Gains) losses, and equity in losses, of affiliates and impairments and income from discontinued operations.